Pioneer Power Solutions, Inc. 8-K

Exhibit 2.1

Execution Version

FIRST AMENDMENT TO

STOCK PURCHASE AGREEMENT

This First Amendment to Stock Purchase Agreement (this “Amendment”), dated as of August 13, 2019 (the “Amendment Date”), is entered into by and among Pioneer Power Solutions, Inc., a Delaware corporation (the “Seller”), Pioneer Electrogroup Canada Inc., a Canadian corporation (“Electrogroup”), Jefferson Electric, Inc., a Delaware corporation (“Jefferson”), JE Mexican Holdings, Inc., a Delaware corporation (“JE Mexico” and, together with Electrogroup and Jefferson, each the “Acquired Companies”), and (a) Pioneer Transformers L.P., a Delaware limited partnership (“US Buyer”) and (b) Pioneer Acquireco ULC, a British Columbia Unlimited Liability Company (“Canadian Buyer”) (US Buyer and Canadian Buyer are hereinafter collectively referred to as “Buyer”). The Acquired Companies, Seller and Buyer are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS:

A.            The Parties entered into that certain Stock Purchase Agreement, dated June 28, 2019 (the “Purchase Agreement”), pursuant to which the Seller agreed to sell, and Buyer agreed to purchase, all of the Interests (as defined therein), all as more specifically provided therein.

B.            The Parties desire to amend the Purchase Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties intending to be legally bound hereby agree as follows:

1.              Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have their respective meanings as set forth in the Purchase Agreement.

2.              Base Purchase Price Increase. The Base Purchase Price of $65,500,000 in Section 2.2 of the Purchase Agreement shall be increased to $68,000,000.

3.              Second Seller Note. Section 2.4(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Buyer shall issue (i) a promissory note to Seller (the “First Seller Note”), in the amount of $5,000,000 (the “First Seller Note Amount”), in the form attached hereto as Exhibit B, and (ii) a promissory note to Seller (the “Second Seller Note”), in the amount of $2,500,000 (the “Second Seller Note Amount”), in the form attached hereto as Exhibit E; and”

4.              Net Purchase Price Reduction. Section 2.5(e)(ii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“if the Final Net Purchase Price is less than the Closing Date Net Purchase Price (the amount of such difference, the “Net Purchase Price Reduction”), then Seller shall pay (or cause to be paid) to Buyer an amount in cash or other immediately available funds (to the account(s) designated in writing to the Seller by Buyer) equal to the Net Purchase Price Reduction; provided, however, in the event that Seller fails to make such payment of the Net Purchase Price Reduction (if any) as required pursuant to the terms hereof, Buyer, at its sole election shall be entitled to set-off such Net Purchase Price Reduction on a dollar-for-dollar basis against any amounts due and payable to Seller by Buyer under the First Seller Note in accordance with Section 2.6; and”

5.              Seller Note Defined Term Updates. (a) The reference to “Seller Note Amount” in Section 2.2 is hereby replaced with “Aggregate Seller Note Amount”, (b) the references to “Seller Note” in Sections 2.6, and 10.5 of the Purchase Agreement are hereby replaced with “First Seller Note” and (c) the reference to “Seller Note Amount” in Section 2.6 is hereby replaced with “First Seller Note Amount”.

6.              Delivery of Closing Settlement Amounts. Section 3.3 of the Purchase Agreement is hereby amended by adding the following new Section 3.3(g):

“(g)          to the Persons entitled thereto, by wire transfer of immediately available funds to the account designated in writing by such Person or Seller, or by check to such address designated in writing by such Person or Seller, such recipient’s portion of the Transaction Expenses and/or Acquired Company Debt set forth on the certificate delivered to Buyer by Seller pursuant to Section 2.3, as applicable.”

7.              Reynosa Flood Matters. Section 7.17 of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Reynosa Flood Matters. Prior to the Closing Date, the Seller shall cause Reynosa Facility #2 to be restored to the conditions and operation substantially similar in all material respects to the conditions and operation that existed at Reynosa Facility #2 immediately prior to the flood that occurred at Reynosa Facility #2 in Reynosa, Mexico in June 2019 (the “Reynosa Flood”). Seller shall keep Buyer reasonably informed, and promptly respond to the Buyer’s reasonable requests, regarding the status of developments with respect to the restoration of operations at the facility. Seller shall use reasonably best efforts to recover any available insurance proceeds with respect to damaged or destroyed plant, property or equipment as a result of the Reynosa Flood, and the Parties shall reasonably cooperate with respect to any insurance claims regarding the Reynosa Flood as follows: (i) all insurance proceeds relating to business interruption insurance in connection with the Reynosa Flood whether for the period prior to or after the Closing and whether paid before or following Closing shall be the property of the Seller, (ii) all insurance proceeds in connection with the Reynosa Flood (whether received prior to or after the Closing) relating to the reimbursement for lost or damaged inventory, work in progress or finished goods shall be the property of the Seller, (iii) all insurance proceeds in connection with the Reynosa Flood (whether received prior to or after the Closing) relating to the reimbursement for damaged or destroyed plant, property or equipment shall be the property of the Buyer; provided, that if the insurance proceeds with respect to any such claim for damaged or destroyed plant, property or equipment that would be the property of Buyer pursuant to this Section 7.17 are reduced as a result of the aggregate claims exceeding the applicable insurance policy limits, Seller agrees to promptly pay to Buyer the amount of any such reduction. As of the Closing Date, neither the Seller nor any Acquired Company has received any insurance proceeds with respect to the Reynosa Flood. Notwithstanding anything contained herein to the contrary, Net Working Capital shall not include any Current Assets or Current Liabilities associated with the Reynosa Flood, including any insurance proceeds received or receivable, vendor and contractor payments relating to the repair or replacement of damaged property.”

8.              Grievance Deductible. The last sentence of Section 10.4(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“In addition, Seller shall not have any liability for Losses under Section 10.2(a)(viii) hereof solely with respect to the grievances listed in item #9 of Schedule 4.13 unless and until the aggregate amount of all such Losses that are imposed on or incurred by the Buyer Indemnified Parties with respect to the grievances listed in item #9 of Schedule 4.13 exceeds $150,000 (the “Grievance Deductible”) in which case the applicable Buyer Indemnified Parties shall be entitled to indemnification (subject to the other limitations set forth in this Section 10.4) for all such Losses in excess of the Grievance Deductible.”

9.              Indemnification for August Update Matters. The last sentence of Section 10.4(a) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“Other than with respect to a breach of the representations and covenants set forth in Section 7.17, Seller shall not be liable for, and Buyer shall not be permitted to claim, any Losses under this Article X resulting from the items specifically set forth on Schedule 10.”

10.           Deletion of the Canadian Certificate of Authority Indemnity.

(a)            Section 10.2(a)(vii) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“[intentionally omitted]”

(b)            Sections 10.4(b)(iii) and 10.6 of the Purchase Agreement are hereby deleted in their entirety.

11.           Definition Updates.

(a)            Exhibit A to the Purchase Agreement is hereby amended by replacing or adding, as applicable, the following defined terms in the appropriate alphabetic position:

“Aggregate Seller Note Amount” means an amount equal to the sum of the First Seller Note Amount plus the Second Seller Note Amount.

“Ancillary Agreements” means, collectively, the Stockholder Consent, the First Seller Note, the Second Seller Note, the R&W Policy, the Voting Agreement and the Limited Guaranty.

“Applicable Adverse Event” means any state of fact, event, change, result, circumstance, occurrence, or development that, either alone or in combination with any other fact, event, change, result, circumstance, occurrence, or development, has or would reasonably be expected to have an adverse change or effect in excess of $3,500,000 on (a) the business, results of operations or financial condition of the Acquired Companies and the Subsidiaries taken as a whole, but excluding facts, events, changes, results, circumstances, occurrences, or developments, either alone or taken together, relating to or arising from (i) changes or developments in the United States or worldwide economy or credit, currency, oil, financial, banking, securities or capital markets, (ii) changes or developments in any national or international political, or regulatory conditions, including acts of terrorism, sabotage, cyber-attack, military action, national emergency or war (whether or not declared), or any escalation or worsening thereof, (iii) changes or developments in the business conditions or regulatory conditions affecting the industries or markets in which the Acquired Companies and the Subsidiaries operate or conduct their business generally, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, weather condition, explosion or fire or other force majeure event or act of God, whether or not caused by any Person, or any national or international calamity or crisis, (v) the announcement of this Agreement or the transactions contemplated hereby, (vi) any action taken at the specific written request of Buyer, (vii) any changes or prospective changes in Law or GAAP or enforcement or interpretation thereof, (viii) any failure, in and of itself, to meet any budgets, projections, forecasts, estimates, plans, predictions, or milestones (whether or not shared with Buyer or its Affiliates or representatives) (but, for the avoidance of doubt, in each case, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Applicable Adverse Event), or (ix) the items specifically set forth on Schedule 10; provided, that, with respect to the foregoing clauses (i), (ii), (iii) (iv) and (vii), any such effect shall be taken into account if and to the extent it, individually or in the aggregate with any other effect, disproportionately affects the Acquired Companies, taken as a whole, compared to other companies operating in the industries in which the Acquired Companies operate or (b) the ability of the Seller to consummate the Equity Transaction or perform its obligations under this Agreement or the Ancillary Agreements.

“Estimated Closing Net Working Capital” means $23,558,000.

“First Seller Note” has the meaning set forth in Section 2.4(a).

“First Seller Note Amount” has the meaning set forth in Section 2.4(a).

“Grievance Deductible” has the meaning set forth in Section 10.4(a).

“Net Purchase Price” means an amount equal to (i) the Base Purchase Price, plus (ii) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, minus (iii) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, minus (iv) Acquired Company Debt, minus (v) the Transaction Expenses, minus (vi) the Aggregate Seller Note Amount, plus (vii) the Closing Cash.

“Second Seller Note” has the meaning set forth in Section 2.4(a).

“Second Seller Note Amount” has the meaning set forth in Section 2.4(a).

“Target Net Working Capital” means $29,558,000.

(b)            Exhibit A to the Purchase Agreement is hereby amended by deleting the following defined terms:

“Seller Note” has the meaning set forth in Section 2.4(a).

“Seller Note Amount” has the meaning set forth in Section 2.4(a).

12.           Schedule 2.2. Schedule 2.2 to the Purchase Agreement is hereby deleted in its entirety and replaced with the revised Schedule 2.2 attached hereto as Exhibit A. The parties acknowledge and agree that all accounts payable in excess of 30 days past due shall be treated for all purposes under this Agreement as Acquired Company Debt.

13.           Schedule 8. Schedule 8 to the Purchase Agreement is hereby deleted in its entirety and replaced with the revised Schedule 8 attached hereto as Exhibit B.

14.           August Update Schedule. Exhibit C attached hereto is hereby incorporated into to the Purchase Agreement as Schedule 10 thereto.

15.           Second Seller Note Exhibit. Exhibit D attached hereto is hereby incorporated into to the Purchase Agreement as Exhibit E thereto.

16.           Continuing Effectiveness. Except as expressly modified by this Amendment, the Purchase Agreement shall continue in full force and effect, and as modified by this Amendment, the Purchase Agreement is hereby ratified and confirmed by the Parties.

[Signature pages follow.]

IN WITNESS WHEREOF, Buyer, the Acquired Companies, and Seller have executed this Agreement to be effective as of the Signing Date.

ACQUIRED COMPANIES:

PIONEER ELECTROGROUP CANADA INC.

By:	/s/ Nathan J. Mazurek
Name:	Nathan J. Mazurek
Title:	President

JEFFERSON ELECTRIC, INC.

By:	/s/ Nathan J. Mazurek
Name:	Nathan J. Mazurek
Title:	President

JE MEXICAN HOLDINGS, INC.

By:	/s/ Nathan J. Mazurek
Name:	Nathan J. Mazurek
Title:	President

[Signatures continue on next page.]

Signature Page to First Amendment to Stock Purchase Agreement

S-1

SELLER:

PIONEER POWER SOLUTIONS, INC.

By:	/s/ Nathan J. Mazurek
Name:	Nathan J. Mazurek
Title:	President & CEO

[Signatures continue on next page.]

Signature Page to First Amendment to Stock Purchase Agreement

S-2

US BUYER:

PIONEER TRANSFORMERS L.P.

By:	/s/ Dustin Smith
Name:	Dustin Smith
Title:	Manager

CANADIAN BUYER:

PIONEER ACQUIRECO ULC

By:	/s/ Dustin Smith
Name:	Dustin Smith
Title:	Manager

Signature Page to First Amendment to Stock Purchase Agreement

S-3